Exhibit 10.1

SCANSOURCE, INC.

AMENDED AND RESTATED DIRECTORS EQUITY COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of the ScanSource, Inc. Amended and Restated Directors Equity Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of ScanSource, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with an opportunity to participate in the Company’s future growth through the granting of restricted stock or options to purchase shares of Common Stock of the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s shareholders.

1.2. ELIGIBILITY. All active Non-Employee Directors shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Award” means an award of Restricted Stock or Options granted under Section 5 of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means and includes the occurrence of any one of the following events:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d) “Company” means ScanSource, Inc., a South Carolina corporation.

(e) “Common Stock” means the common stock, no par value, of the Company.

(f) “Disability” means any illness or other physical or mental condition of a Non-Employee Director that renders him or her incapable of performing as a director of the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Board, is permanent and continuous in nature. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of a Non-Employee Director’s condition.

(g) “Effective Date” has the meaning set forth in Section 7.2 of the Plan.

(h) “Fair Market Value,” on any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the NASDAQ Global Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the NASDAQ Global Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such NASDAQ quotations, Fair Market Value will be determined by such other method as the Board determines in good faith to be reasonable.

(i) “Grantee” means a Non-Employee Director of the Company to whom an award of Restricted Stock or an Option has been granted under Section 5.

(j) “Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its subsidiaries or affiliates.

(k) “Option” means an option to purchase Common Stock granted under Section 5 of the Plan. Options granted under the Plan are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

(l) “Option Grant Date” has the meaning set forth in Section 5.1(b) or Section 5.4 of the Plan.

(m) “Plan” means the ScanSource, Inc. Amended and Restated Directors Compensation Plan, as amended from time to time.

(n) “Plan Year(s)” means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

(o) “Restricted Stock Award” means an award of shares of Common Stock that are subject to certain restrictions and to risk of forfeiture.

(p) “Restricted Stock Grant Date” has the meaning set forth in Section 5.2(b) or Section 5.4 of the Plan.

(q) “Retirement” means retirement as a director of the Company in accordance with normal Company policies.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of the Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

ARTICLE 4

SHARES

4.1. SHARES SUBJECT TO THE PLAN. Subject to adjustment in accordance with the provisions of Section 5.2 of the Plan, the shares of Common Stock that may be issued pursuant to the Plan shall not exceed in the aggregate 250,000 shares. Such shares may be authorized and unissued shares or reacquired shares. The Board’s adoption of this Plan shall constitute the reservation of 250,000 shares of authorized and unissued Common Stock for issuance pursuant to this Plan. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of Common Stock subject to the Award will again be available for issuance under the Plan. If the exercise price of an Option is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or attestation), only the number of shares issued in excess of the delivery or attestation shall be considered for purposes of determining the maximum number of shares remaining available for issuance under the Plan.

ARTICLE 5

EQUITY AWARDS

5.1. STOCK OPTION AWARDS.

(a) Stock Option Grants. On the date that a new Non-Employee Director is initially elected or appointed to the Board (or as otherwise provided under Section 5.4), the Board may, but need not, grant such Non-Employee Director an Option to purchase a number of shares of the Company’s Common Stock. The number of shares of Common Stock subject to the Option shall be determined by the Board in its discretion.

(b) Exercise Price. The exercise price for any Option granted under the Plan shall be the Fair Market Value of the shares of Common Stock subject to the Option on the date of grant (the “Option Grant Date”).

(c) Medium and Time of Payment. The exercise price shall be payable in full upon the exercise of an Option in (i) cash, and/or (ii) through a “net” exercise arrangement, whereby the Company shall retain from the Option that number of Option shares having a Fair Market Value on the date of exercise equal to some or all of the exercise price.

(d) Term. Each Option granted under the Plan shall, to the extent not previously exercised, terminate and expire on the date ten (10) years after the Option Grant Date, unless earlier terminated as provided hereinafter. Upon termination of the Grantee’s membership on the Board for any reason other than for cause (including without limitation by reason of death, Disability, Retirement or failure to be re-nominated or re-elected as a director), the Options held by the Grantee under the Plan, to the extent they were exercisable on the date of termination, shall remain exercisable until the earlier of (i) the original expiration date of the Option, or (ii) the first anniversary of the Grantee’s termination as a director. In the event of the death of the Grantee, the Grantee’s personal representatives, heirs or legatees may exercise the Options held by the Grantee on the date of death, upon proof satisfactory to the Company of their authority. Such exercise otherwise shall be subject to the terms and conditions of the Plan. If the Grantee’s membership on the Board of Directors is terminated for cause, all options granted to such Grantee shall expire upon such termination.

(e) Vesting of Options. Each Option granted under this Plan shall vest and become exercisable six (6) months after the Option Grant Date, or upon the earlier occurrence of (i) the Non-Employee Director’s termination of service as a director by reason of his or her death, Disability or Retirement, or (ii) a Change in Control of the Company.

(f) Method of Exercise. All Options granted under the Plan shall be exercised by an irrevocable written notice directed to the Secretary of the Company at the Company’s principal place of business or to such other person or place as the Secretary shall direct. Such written notice shall be accompanied by payment in full of the exercise price for the shares for which such Option is being exercised. The Company shall make delivery of certificates representing the shares for which an Option has been exercised within a reasonable period of time; provided, however, that if any law, regulation or agreement requires the Company to take any action with respect to the shares for which an Option has been exercised before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. Certificates representing shares for which Options are exercised under the Plan may bear such restrictive legends as may be necessary or desirable in order to comply with applicable federal and state securities laws. Nothing contained in the Plan shall be construed to require the Company to register any shares of Common Stock underlying Options granted under this Plan.

(g) Transferability of Options. No Option granted hereunder shall be assignable or transferable by the Grantee except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order that would satisfy Section 414(p)(1)(A) of the Internal Revenue Code of 1986, as amended, if such provision applied to an Option under the Plan.

(h) Rights as Shareholder. Neither the Grantee nor the Grantee’s personal representatives, heirs, legatees or transferees shall have rights as a shareholder of the Company with respect to shares of Common Stock covered by the Grantee’s Option until the Grantee or such other person becomes the holder of record of such shares.

(i) Option Agreements. All Options shall be evidenced by a written Option Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board.

5.2. RESTRICTED STOCK AWARDS.

(a) Annual Restricted Stock Grants. On the day following each annual meeting of the Company’s shareholders (or as otherwise provided under Section 5.4), each Non-Employee Director serving as such on that date shall be granted a Restricted Stock Award having an aggregate Fair Market Value equal to an amount established from time to time by the Board (the “Current Award Value”). Until changed by the Board, the Current Award Value shall be $80,000. The number of shares of Restricted Stock so awarded to each Non-Employee Director shall be determined by dividing the Current Award Value by the Fair Market Value per share as of the date of grant (rounded up to the nearest hundred shares). In addition, any person who first becomes a Non-Employee Director on a date other than a regularly scheduled annual meeting of the Company’s shareholders shall be granted a Restricted Stock Award which shall consist of a number of shares of Restricted Stock equal to the Current Award Value divided by the Fair Market Value per share as of the date of grant, multiplied by a fraction, the numerator of which is the number of full months before the next regularly scheduled annual meeting of the Company’s shareholders, and the denominator of which is 12 (rounded up to the nearest hundred shares).

(b) Reduced Awards. Each day that Restricted Stock Awards are to be granted under the Plan is referred to hereinafter as a “Restricted Stock Grant Date.” If on any Restricted Stock Grant Date, shares of Common Stock are not available to grant to Non-Employee Directors the full amount of a grant contemplated by the immediately preceding paragraph, then each Non-Employee Director shall receive a Restricted Stock Award (a “Reduced Grant”) in an amount equal to the number of shares of Common Stock then available, divided by the number of Non-Employee Directors as of the applicable Restricted Stock Grant Date. Fractional shares shall be ignored and not granted.

If a Reduced Grant has been made and, thereafter, during the term of this Plan, additional shares of Common Stock become available for grant (e.g., by an amendment approved by the shareholders or because of the forfeiture or lapse of a Restricted Stock Award), then each person who was a Non-Employee Director both on the Restricted Stock Grant Date on which the Reduced Grant was made and on the date additional shares of Common Stock become available (a “Continuing Non-Employee Director”) shall receive an additional Restricted Stock Award. The number of newly available shares shall be divided equally among the Restricted Stock Awards granted to the Continuing Non-Employee Directors; provided, however, that the aggregate number of shares of Common Stock subject to a Continuing Non-Employee Director’s additional Restricted Stock Award plus any prior Reduced Grant to the Continuing Non-Employee Director on the applicable Restricted Stock Grant Date shall not exceed the number of shares of Common Stock (rounded up to the nearest hundred shares) equal to the Current Award Value. If more than one Reduced Grant has been made, available Restricted Stock Awards shall be granted beginning with the earliest such Restricted Stock Grant Date.

(c) Additional Restricted Stock Award. The Board may also, in its discretion, grant a new Non-Employee Director, on the date that he or he is initially elected or appointed to the Board, an additional Restricted Stock Award for such number of shares of Common Stock as shall be determined by the Board in its discretion.

(d) Award Restrictions. Common Stock subject to a Restricted Stock Award may not be transferred or sold by the Non-Employee Director and is subject to forfeiture until vested in accordance with Section 5.2(e).

(e) Vesting of Restricted Stock Awards. Each Restricted Stock Award granted under this Plan shall vest and become non-forfeitable as to 100% of the shares six (6) months after the Restricted Stock Grant Date, or upon the earlier occurrence of (i) the Non-Employee Director’s termination of service as a director by reason of his or her death, Disability or Retirement, or (ii) a Change in Control of the Company. Upon the Non-Employee Director’s termination of service as a director for any other reason, the Non-Employee Director shall forfeit all of his or her right, title and interest in and to the Restricted Stock as of the date of termination, and such shares of Restricted Stock shall revert to the Company immediately following the event of forfeiture.

(f) Rights as Shareholder. During the period in which any shares of Common Stock are subject to the restrictions on transfer imposed under Section 5.2(d), the Grantee shall have all the rights of a shareholder with respect to such shares, including, without limitation, the right to vote such shares and to receive dividends.

(g) Restricted Stock Award Agreements. All Restricted Stock Awards shall be evidenced by a written Restricted Stock Award Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board.

5.3. ADJUSTMENTS.

(a) Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Article 4 shall be adjusted proportionately, and the Board shall make such adjustments to the Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Board may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding awards or the measure to be used to determine the amount of the benefit payable on an award; and (iv) any other adjustments that the Board determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, the authorization limits under Article 4 shall automatically be adjusted proportionately, and the shares of Common Stock then subject to each award shall automatically, without the necessity for any additional action by the Board, be adjusted proportionately without any change in the aggregate purchase price therefor.

(b) Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 5.3(a)), the Board may, in its sole discretion, provide (i) that awards will be settled in cash rather than Common Stock, (ii) that awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Stock, as of a specified date associated with the transaction, over the exercise price of the award, and (v) any combination of the foregoing. The Board’s determination need not be uniform and may be different for different participants whether or not such participants are similarly situated.

(c) General. Any discretionary adjustments made pursuant to this Section 5.3 shall be subject to the provisions of Section 6.1.

5.4. DETERMINATION OF GRANT DATE. Notwithstanding the provisions of Section 5.1(a) and Section 5.2 herein regarding the date of grant of Options and annual or other Restricted Stock Awards, the Board shall have authority, in its discretion, to modify, suspend or delay the grant date for any such Awards in the event that the grant date established under Section 5.1(a) and/or Section 5.2, as the case may be, would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board otherwise determines that such modification, suspension or delay of the grant date is necessary or appropriate.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

6.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of shares of Common Stock available under the Plan, (iii) materially modify the requirements for eligibility, (iv) expand the types of awards available under the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Common Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason.

6.2. EFFECT ON OUTSTANDING AWARDS. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Non-Employee Director. An outstanding Option shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Option determined as if the Option had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Option).

ARTICLE 7

GENERAL PROVISIONS

7.1. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

7.2. EFFECTIVE DATE. The Plan was originally adopted by the Board on October 24, 2003 and was approved by the shareholders and became effective on December 4, 2003 (the “Effective Date”). The Plan was amended and restated by the Board on October 19, 2006 and approved by the shareholders on December 7, 2006 and further amended by the Board on November 18, 2010.

7.3. DURATION OF THE PLAN. The Plan shall remain in effect until the day immediately following the 2016 annual meeting of Company’s shareholders, unless terminated earlier by the Board.